EXHIBIT 99.2

Notice of Stock Option Grant

Instructions:

Step 1: Please review the following documents related to your Option Grant

Notice of Stock Option Grant

Openwave – US Stock Option Agreement.pdf (This is taking the actual document’s name)

                             (This is taking the actual document’s name)

Step 2: Review your grant below and click the “I Agree” button to accept the terms.

Step 3: Print this page for your own records.

Notice of Stock	Openwave Systems Inc.
Option Grant	ID: 94-3219054
2100 Seaport Blvd.
Redwood City, CA 94063

[First Name] [Last Name]	Option Number:	[Number]
[Address]	Plan:	[Plan ID]
[City], [State] [Zip Code]	Vesting Commencement Date:	[Vest Date]

Effective [Option Date] (the “Date of Grant”), you have been granted a(n) [Option Type] (this “Option”) to purchase [shares] shares of Openwave Systems Inc. (the “Company”) common stock at USD [Option Price] per share.

This Notice of Stock Option Grant (this “Notice”), together with the [Plan ID] Stock Incentive Plan (the “Plan”) and the corresponding Stock Option Agreement (the “Stock Option Agreement”) and any exhibits (collectively, the “Stock Option Documents”) delivered to you and in effect as of the Date of Grant, contain the terms of your Option. The Plan and the Stock Option Agreement are hereby incorporated by reference and made a part of this Notice.

Vesting Schedule

Except as otherwise set forth in the Stock Option Documents, the shares subject to this Option will vest as follows:

	Shares		Vest Type*		Full Vest	Expiration
Vesting Period:	[Shares	]	[Vest Type	]	[date of full vesting of total shares subject to this grant]]	[Expiration Date	]

*Shares subject to monthly vesting shall vest ratably in equal monthly increments on the same day of the month as anniversary of your Vesting Commencement Date over the subsequent vesting period, commencing on the first monthly anniversary after the Full Vest Date of your Initial Vesting Period. If the vesting schedule described herein would result in the vesting of a fraction of a share on any monthly vesting date, that fractional share shall be rounded to the nearest whole share.

Termination Period

This Option, to the extent then exercisable, may be exercised for a period of 3 months after termination of your employment (or consulting relationship if you are not an employee), except as set out in the Stock Option Agreement (but in no event later than the Expiration Date). You are responsible for keeping track of these exercise periods. The Company has no duty to, and will not, provide further notice of such dates.

Governing Law and Documents

This Option is governed by, and subject to, the Stock Option Documents. Capitalized terms not defined in this Notice have the meanings given to them in the Plan and Stock Option Agreement. This Option is further governed by, and subject to, the internal laws of the state of California. If you have received this or any other document related to the Plan or this Option translated into a language other than English, the English version will control in the event of any conflicts.

Severability

If one or more of the provisions of the Stock Option Documents shall be held invalid, illegal or unenforceable in any respect:

(a)	the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby;

(b)	the invalid, illegal or unenforceable provision shall be deemed null and void, subject to “(c)” below: and

(c)	to the extent permitted by applicable law, any invalid or illegal, or unenforceable provision shall be construed, interpreted, or revised retroactively to comply with applicable law and to achieve the intent of the Stock Option Documents.

Acknowledgment and Agreement

By clicking the button below, you agree:

(a)	You have read and agree to the terms of each of the Stock Option Documents (defined above).

(b)	You agree that clicking the button constitutes an electronic signature that shall bind you legally in the same manner as if you delivered an originally signed copy of this document to the Company.

I have read and agreed to the terms of this Stock Option Grant and Openwave’s 2006 Stock Incentive Plan.

I Agree

EXHIBIT A

REPRESENTATIONS AND WARRANTIES

(Domestic Optionees)

Plan Document

By acknowledging and agreement to the Option on the terms set forth in the Stock Option Documents, you represent and warrant to the Company that:

(a)	you have received a copy of the Stock Option Documents, under which the Option is granted and governed;

(b)	you have read and reviewed the Stock Option Documents in their entirety;

(c)	you have had a reasonable opportunity to obtain the advice of counsel prior to executing the Notice and have done so or knowingly declined to do so;

(d)	you fully understand all provisions of the Stock Option Documents;

(e)	you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Stock Option Documents;

(f)	your rights to any shares underlying this Option will be earned only over time as you provide services to the Company;

(g)	the grant of the Option is not consideration for services you rendered to the Company prior to your Vesting Commencement Date; and

(h)	nothing in the Stock Option Documents confers upon you any right to continue your current employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause.